Exhibit 10.6

Agreement regarding K-Java Service

CMBJ-SW-2007-502

Party A:  China Mobile Group Beijing Co., Ltd

Party B: Shanghai Mopie Information Technology Co., Ltd

Both parties, under the principles of equality, mutual benefit and win-win and through friendly deliberation, have determined to establish cooperation tie and provide K-Java service for the subscribers of China Mobile. In order to detail the rights and obligations of both parties during the cooperation, this Agreement is entered into by both parties.

I. Cooperation Items of Both Parties

1.	Party A shall, as the provider of K-Java service platform, provide Party B with paid service access and platform support service.

2.
Party B shall, via the K-Java service platform of Party A, provide the subscribers of Party A with message service and application service (hereinafter referred to as “K-Java service”). Party B shall undertake to provide high-quality message content and service support.

3.	Party A shall, with its charging and business support system, provide Party B with paid service charging and collection service.

II. Rights and Obligations of Party A

4.
Party A is entitled to audit and check the telecom and message service business license for Internet message service or telecom value-added service business permit, qualification and credit certificate, business license, information source and bank account etc in relation to the normal business operation provided by Party B.

5.
Party A is entitled to audit and check any business of Party B in relation to the items under this Agreement. Party A is entitled to refuse issuing any information provided by Party B that does not comply with the related national laws, regulations, policies and public order and good custom and that Party A deems improper. Where such information causes economic loss to Party A and defames the goodwill of Party A, Party A is entitled to require Party B for compensation accordingly. For any business application submitted by Party B, Party A shall give clear response to Party B within ten workdays after Party B submits complete documents to Party A.

6.
Where necessary, Party A is entitled to require Party B to further submit related documents proving the proprietary or usufruct and intellectual property right in relation to the items under this Agreement.

7.
Party A is entitled to prepare the management regulations, examination regulations and customer service standards and documents (all as the annexes to this Agreement) in relation to K-Java service, which shall be abided by and implemented by Party B. Party A shall conduct examination on Party B as per such regulations. In the case where Party B fails in the examination, Party A is entitled to cease the operation with Party B and even terminate this Agreement.

8.
Party A shall provide customers with service number, which is used as the call service access number for customer complaint and inquiry. The customer service center of Party A will be regarded as the final confirmation and distribution party for customer service issues of K-Java service. The customer service personnel or the customer service system of Party B must support Party A to analyze and deal with customer complaint and inquiry. Party A is entitled to transfer every customer inquiry and complaint arising from every problem rather than the network communication problem of Party A arising from the service under this Agreement to Party B for handling. Party B shall properly solve any customer complaint and bear any responsibility as incurred hereof. Party A shall bear any responsibility for any customer inquiry and complaint as incurred due to its network communication problem.

9.
Party A can promote and publicize K-Java service via media according to the actual business development situation so as to attract more subscribers. Party A shall provide Party B with related interface technical regulations and technical support so that Party B can provide application services smoothly.

10.
Party A shall be liable for the daily maintenance of the K-Java platform and shall deal with any technical failure as incurred due to Party A so as to ensure the normal operation of the application service.

11.
Party A shall provide charging agency service in relation to K-Java service for Party B and the charging result shall be subject to the data of Party A. If Party B disagrees with the result provided by Party A, it can require Party A to have reconciliation.

12.
Party A shall be liable for such customer data management as subscriber registration, login, authentication and authorization etc and the feedback of related data to Party B. For the netting application, the K-Java service platform of Party A shall be interconnected with the content service system of Party B and the data of the K-Java service platform shall be used as the final confirmation basis for subscribers to use the K-Java service of Party B. Party A shall be liable for the statistics of the traffic of the application K-Java service of Party B on the platform and provide the statistic result for Party B in the proper manner.

13.	Party A is entitled to adjust the UI design of the K-Java homepage and the ranking order of the K-Java service according to the business development situation.

14.
Both parties can together have marketing and publicity etc. Party A is entitled to require Party B to mark “MONTERNET” and Party B shall obtain the prior review and approval of Party A to mark such trademark. In the case where the publicity and advertisement of Party B are in relation to the corporate name and other brand standards of Party A, Party B must obtain the prior approval and pass the audit and check of Party A.

III. Rights and Obligations of Party B

1.
Party B must provide Party A with real and reliable telecom and message service business license for Internet message services or telecom value-added service business permit, qualification and credit certificate, business license, information source and bank account etc in relation to normal business operation and undertake that the fees charged for the message service comply with the related regulations of the competent pricing authority.

2.
Party B must comply with the related national laws, regulations, decrees and policies in relation with telecom and Internet message services etc, and undertake that any message content it provides complies with the related national laws, regulations and policies, infringes no any third party’s legal right and interest and social public interest, and not to send any illegal message via the system of Party A; otherwise, Party B must bear any consequence as incurred hereof. Party B must filter any message provided by customers (such as chat message) and prevent any unhealthy and illegal message. Where any lawsuit occurs hereof, Party B shall deal with it properly and bear all economic and legal responsibilities. Where such information causes economic loss to Party A and defames the goodwill of Party A, Party A is entitled to require Party B for compensation accordingly.

3.
Party B must undertake the K-Java service it provides is legal, all governmental permits, production and/or use permits and/or authorizations for such service are prepared, the content of such service has legal sources without infringing others’ rights and no embezzlement or use without permission of the copyright, intellectual property right or other legal rights and interests of any third party exist. In the case where Party A suffers the complaint, lawsuit or claim of any third party for right infringement due to the K-Java service of Party B, Party A is entitled to temporarily cease the service with infringement dispute and transfer such dispute to Party B for handling; Party B must immediately deal with the dispute with the accuser or the claimer and bear all legal and economic responsibilities as incurred hereof. Where such information causes economic loss to Party A and defames the goodwill of Party A, Party A is entitled to require Party B for compensation accordingly.

4.
During cooperation, without the prior written consent of Party A, Party B shall not, with various channels and at various business levels, make Party A to transfer data application service to interconnect or interconnect in the disguised form with any third party.

5.	Party B shall actively cooperate with Party A for the interface test and undertake to provide service as per the business regulations and interface technical regulations provided by Party A.

6.
Party B undertakes that, as of the day when this Agreement comes into force, the K-Java paid service Party B provides will not be provided in its own website or any other website; otherwise, Party A is entitled to terminate unilaterally this Agreement and end the settlement with Party B.

7.	Party B must provide Party A with all data needed for service it provides in clear and correct manner and bear all economic and legal responsibilities as incurred hereof.

8.	Under the direction of Party A, Party B is entitled to determine whether the service it provides charges or not and the charging standard.

9.
Party B shall abide by and implement the management regulations, customer service standards and documents in relation to “MONTERNET” service of Party A and accept the inspection and supervision of Party A. In case where Party B withdraws from the Monternet service (including the compulsory retreat from the elimination examination by Party A) in whatever reason, Party B is entitled to require the withdrawal buffer period of one month, in which Party B shall continue providing customers with the service under this Agreement and declare the coming termination of the service on its website (WWW/WAP) or via other channels available.

10.
Party B must establish effective and smooth complaint channel and deal with and solve any subscriber inquiry and complaint arising from non-network communication problem in the process of providing the service under this Agreement. For the subscriber complaint that both parties cannot have reasonable explanation for, Party B shall act as the final solving party and be liable for the final settlement of such subscriber complaint.

11.
For the message service fee paid by subscribers to Party B, in the case where any subscriber refuses paying such message fee or Party A refunds the message fee back to the subscribers in advance due to Party B’s service quality problem or the message fee out of the charging standard of the pricing department etc, Party A is entitled to deduct the equivalent sum from the message fees to be settled and paid to Party B.

12.
Party B shall actively market and promote the service under this Agreement and have sufficient customer publicities etc. Any publicities and advertisement content of Party B shall mark with “MONTERNET” as required by Party A.

13.
Party B shall undertake the exclusivity of the cooperation with Party A, i.e. as of the date of this Agreement, Party B shall undertake not to have any the same or similar business with any third party; once Party B does so, Party A shall be entitled to cease the business cooperation of both parties and terminate this Agreement.

IV. Maintenance Segments and Maintenance Obligations of Both Parties

The maintenance segments and obligations of both parties shall be divided by the interface of the equipments of both parties. Party A shall be liable for the maintenance of the equipments on its side while Party B shall be liable for the maintenance of the equipments on its side. Both parties shall be liable for effective maintenance of these equipments so as to ensure the normal operation of the service under this Agreement.

V. Rewards and Punishments

1.
In the case where Party B has any breach act, Party A shall have any or several rights of requiring Party B to correct immediately, remedy in certain period such act and apologize openly to media and customers, suspending the review and approval of the new service application of Party B, postponing settlement, having no settlement and charging penalty etc. If the case is extremely severe (such as customer complaint to the Ministry of Information Industry, exposure at media and lawsuit etc), Party A is entitled to terminate this Agreement immediately.

2.
In the case where Party B effectively carries out the related provisions under this Agreement and the annual average complaint rate of customers for the service of Party B under this Agreement is low, in the same conditions, Party A shall firstly consider the continuance of this Agreement for such service with Party B.

3.
Party B shall not send any message to any subscriber who owes message fees for the K-Jaka service nor allow such subscriber to order message for other subscribers. Where Party B violates the aforesaid provision in the condition it knows clearly the case, Party A is entitled to require Party B to compensate for the economic loss as incurred to it due to the outstanding messages of customers and terminate this Agreement.

V. Fees and Settlement

1.
Party B is entitled to own the charges and message fees arising from the use of subscribers of the application services or message services provided by Party B, and Party A can provide Party B with message service fee accounting and collection agency service. The charging system of Party A shall settle all the receivable message fees from the K-Jaka service of the month and pay 85% of such fees in Beijing region to Party B.

2.
The charging and settlement shall be based on the successful CDR collected by the charging system of Party A. The charging as per pieces shall be based on the success of subscribers to receive the message while the charging on a monthly basis shall be based on the service actually ordered and used successfully by subscribers of the month.

3.	The message fees that both parties settle shall not include the following items:

1)	subscriber fees for number cancellation (including pre-number cancellation);

2)	subscriber fees for stop;

3)	silent subscriber fees;

4)	fees due to too high single message fees; and

5)	fees due to refund (refund by double).

4.
Party A shall provide Party B with the charging record of the last month before the 15th day of every month and both parties shall check the message fee amount from the first day to the last day of the last month. Party B shall feed back the reconciliation result within 10 days. If Party B fails to do so, it shall be deemed that the reconciliation is correct.

5.
Whether disagreeing or not with the charging record of the last month, Party B shall prepare invoice to Party A before the 18th day of every month. After receiving the legal invoice delivered from Party B before the 18th day of the month (subject to the place specified by Party A where the invoice shall be served), Party A shall pay Party B the payable message fee as per the sum recorded on the invoice before the end of that month. That is to say, even both parties can not finish the reconciliation as scheduled, the settlement as per the sum on the reconciliation statement shall be made and the excess payments should be refunded and the deficiencies should be repaid in the next or future settlement.

6.
After receiving the reconciliation statement on the 15th day of every month, Party B shall eliminate subscriber fees for number cancellation (including pre-number cancellation), subscriber fees for stop, silent subscriber fees, fees due to too high single message fees and fees due to refund etc; before the 25th day of every month, if the fees of Gotone subscribers have more than 6% difference from the order relationship, Party B can require for reconciliation; if the difference between the order relationship of Easyown and M-zone subscribers and the fees related is above the charging success rate of that month, Party B can require for reconciliation; otherwise, the data of Party A shall be based on. In case of any dispute, both parties shall find the reason as soon as possible and solve the dispute according to the actual situation by means of negotiation.

VII. Confidentiality

1.	Both parties shall be liable to keep in secret of all subscriber data obtained through this service under this Agreement.

2.
Proprietary information that, in the process of the cooperation of both parties, either party obtains from the other party (“the disclosing party”), that is developed, invented, discovered or known by, or transferred to the disclosing party, or that has commercial value to the business of the disclosing party shall include but not limit to business secret, computer program, design technology, idea, proprietary technology, technique, data, business and product development proposal, customer information and other information in relation to the business of the disclosing party, or the other information the disclosing party obtains from any other party that shall be kept in secret, and shall be owned by such disclosing party. Without the prior written consent of the disclosing party, the other party shall keep any proprietary information in secret and shall not use or disclose to any individual or body the proprietary information, except otherwise required by the performance of the obligations under this Agreement.

3.
Both parties shall be liable to keep the cooperation under this Agreement and the detailed content of this Agreement in secret. Without the written approval of the other party in advance, neither party can disclose cooperation under this Agreement and the detailed content of this Agreement to any third party.

4.	This confidentiality provision shall not be terminated due to the termination of this Agreement but shall be kept effective forever.

VIII. Responsibilities of Breach

1.	In the case where either party breaks any provision of this Agreement and causes thereby this Agreement unable to be performed, the other party shall be entitled to terminate this Agreement.

2.
In the case where either party breaks any provision of this Agreement and thereby causes bad social effect or economic loss to other party, the other party shall be entitled to investigate the responsibility of such party, require it to eliminate the effect, make corresponding economic compensation and terminate this Agreement.

IX. Force Majeure

In the case where any force majeure events that are not foreseeable and whose consequence cannot be prevented or avoided and either party thereby suffers economic loss or this Agreement cannot be performed or cannot be performed sufficiently, such party shall bear no responsibility for the loss as incurred hereof to the other party. The party encountering the force majeure aforesaid shall inform in writing the other party of such force majeure immediately upon its occurrence and, within 15 days, submit the detail of such event to and discuss with the other party about the performance disability or insufficient performance of this Agreement, or submit the effective certificates issued by related governmental authorities regarding the reasons for the need of deferred performance of this Agreement. According to the effect of the event on the performance of this Agreement, both parties shall deliberate with each other to determine whether to continue the performance of this Agreement or terminate it.

X. Modification or Amendment

1.
During the operation under this Agreement, where Party A prepares business management regulations in relation to Monternet of China Mobile and customer services, these regulations shall be regarded as the annexes to this Agreement. In the case where any provision of this Agreement conflicts with these management regulations, the latter shall prevail. Both parties agree to deliberate any provision of this Agreement with conflict with these management regulations and enter into supplementary agreement where necessary.

2.
Either party to modify or rescind this Agreement must inform the other party in writing 15 days earlier and this Agreement cannot be modified or rescinded unless otherwise both parties agree to do so. Any dispute arising from the termination of this Agreement shall be subject to the friendly negotiation of both parties.

3.	Any issue not contained herein shall be subject to the friendly deliberation of both parties and supplemented in writing where necessary.

4.
This Agreement shall apply to the law of the People’s Republic of China. Any dispute occurring shall be subject to the friendly negotiation of both parties. If the negotiation fails, either party can submit the dispute to Beijing Arbitration Commission for arbitration. The arbitration is final and binding to both parties.

5.
This Agreement shall come into force as of October 21, 2006 and expire as at October 20, 2007. In the case where both parties do not propose in writing to terminate this Agreement within 30 days when the Agreement expires, this Agreement shall be extended for 6 months automatically after its expiration, and by analogue without limitation, with every extension of 6 months. In the case where either party has dispute, such party shall inform in writing the other party thirty days prior to the expiration of this Agreement or within 30 days when the extension of this Agreement expires, and this Agreement shall be terminated at the expiration.

6.	This Agreement and its annexes are made in duplicate with each party holding one counterpart. All counterparts shall have the same legal effect.

Party A: China Mobile Group Beijing Co., Ltd	Party B: Shanghai Mopie Information Technology Co., Ltd
Authorized representative:	Authorized representative:
Date: July 1, 2007	Date: June 26, 2007

Annex: Basic data of Party B

Company name: Shanghai Mopie Information Technology Co., Ltd

Add: Rm 1103, No. 1 Lane 127, Guotai Rd, Yangpu District, Shanghai

Contact: He Tao: 13911176252

Opening Bank: Shenzhen Development Bank Shanghai Branch Yangpu Sub-branch

A/C: XXXXXX-XXXXXXXXXXXXXX

Customer service line: XXX-XXXXXXXX